Exhibit 99.1
Callon Petroleum Company Announces First Quarter 2021 Results
HOUSTON, TX (May 5, 2021) - Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today reported results of operations for the three months ended March 31, 2021.
Presentation slides accompanying this earnings release are available on the Company’s website at www.callon.com located on the “Presentations” page within the Investors section of the site.
First Quarter 2021 and Recent Highlights
•Delivered production of approximately 81.0 MBoe/d (64% oil) in the first quarter of 2021
•Generated net cash provided by operating activities of $137.7 million and adjusted free cash flow1 of $24.2 million
•Net loss of $80.4 million, or $1.89 per diluted share, driven primarily by a loss on derivative contracts of $214.5 million, adjusted EBITDA1 of $170.6 million, and adjusted income1 of $70.0 million, or $1.49 per diluted share
•Achieved an operating margin of $33.46 per Boe, a 58% increase from the previous quarter
•Entered into purchase and sale agreements for certain non-core Delaware Basin properties for aggregate proceeds of approximately $40 million
•Completed the spring redetermination of Callon’s senior secured credit facility with the borrowing base and elected commitment reaffirmed at $1.6 billion with unanimous lender support
•Executed Callon’s first E-frac of a multi-well, multi-zone pad in the Midland Basin powered by field-produced natural gas
Joe Gatto, President and Chief Executive Officer commented, “The first quarter showcased our team’s highly efficient resource development model and operating cost management, underpinned by consistent well performance from our multi-zone, life of field development program. We continued to generate positive free cash flow, even with the effects of the extreme winter weather significantly impacting our production for the quarter. In addition to further reducing the outstanding balance on our credit facility, we recently entered into purchase and sale agreements for non-core Western Delaware Basin acreage for estimated proceeds of approximately $40 million as we methodically advance our monetization goals in an improving market environment. We remain steadfast in our commitment to disciplined rates of capital reinvestment and see a clear path to an accelerated pace of absolute debt reduction and credit metric improvements in the coming quarters.”
He continued, “We recently issued our annual meeting proxy statement which outlined the extensive realignment of both our short and long-term compensation programs with critical elements of sustainability and corporate level returns. In addition, we outlined a targeted 40% to 50% in greenhouse gas emissions reductions, including the elimination of all routine field flaring, which we expect to achieve by 2025. We will provide valuable additional disclosure regarding our environmental, social and governance performance and initiatives in our 2021 sustainability report which we expect to issue in June.”
Sale of Delaware Basin Assets
During April, Callon executed purchase and sale agreements covering certain non-core assets in the Delaware Basin. Aggregate proceeds for the combined transactions are approximately $40 million. The transactions are primarily comprised of natural gas producing properties in the Western Delaware Basin and also include a small undeveloped acreage position. Current production related to the divestitures are approximately 3,400 Boe/d (~25% oil). The pending transactions will result in an improvement in operating margins and have a de minimis impact on forecasted corporate free cash flow generation.
Credit Facility and Liquidity
Callon recently completed the spring redetermination for its senior secured credit facility. The borrowing base and elected commitment were both reaffirmed at $1.6 billion. As of March 31, 2021, the drawn balance on the facility was $950.0 million and cash balances were approximately $25 million.
Operations Update
At March 31, 2021, Callon had 1,510 gross (1,333.9 net) wells producing from established flow units in the Permian and Eagle Ford. Net daily production for the three months ended March 31, 2021 was 81.0 MBoe/d (64% oil) reflecting an estimated 8 MBoe/d impact from winter storm Uri during the quarter.
For the three months ended March 31, 2021, Callon drilled 18 gross (16.4 net) wells and placed a combined 14 gross (13.3 net) wells on production. Wells placed on production during the quarter were completed in the Eagle Ford in South Texas and the Wolfcamp A, B, and C in the Delaware Basin. The Company expects to operate an average of three drilling rigs throughout the remainder of 2021 and will average just over two completion crews through the second quarter before reducing to one completion crew during the third quarter.
During the first quarter, Callon focused early completion activity on the Eagle Ford with ten gross wells completed and placed on production during the quarter, including the Gardendale four-well pad which averaged more than 12,000 feet per lateral. Towards the end of the quarter, the Company initiated its first completion utilizing an all-electric frac fleet. In total, the project deployed more than 160 completion stages across three wells targeting the Lower Spraberry, Wolfcamp A, and Wolfcamp B in the Midland Basin. The fleet was powered using field-produced natural gas from Callon’s local gathering system, resulting in the avoidance of more than 270,000 gallons of diesel fuel usage.
Capital Expenditures
For the three months ended March 31, 2021, Callon incurred $95.5 million in operational capital expenditures on an accrual basis. Total capital expenditures, inclusive of capitalized expenses, are detailed below on an accrual and cash basis:

	Three Months Ended March 31, 2021
	Operational	Capitalized	Capitalized	Total Capital
	Capital (a)	Interest	G&A	Expenditures
	(In thousands)
Cash basis (b)	$81,630	$12,798	$6,913	$101,341
Timing adjustments (c)	19,331	9,018	—	28,349
Non-cash items	(5,416)	2,222	4,308	1,114
Accrual basis	$95,545	$24,038	$11,221	$130,804

(a)Includes drilling, completions, facilities, and equipment, but excludes land and seismic.
(b)Cash basis is presented here to help users of financial information reconcile amounts from the cash flow statement to the balance sheet by accounting for timing related changes in working capital that align with our development pace and rig count.
(c)Includes timing adjustments related to cash disbursements in the current period for capital expenditures incurred in the prior period.
Guidance
For the second quarter, including the impact of the pending divestitures expected to close by early June, the Company expects to produce between 88.0 and 89.5 MBoe per day (64% oil). In addition, Callon projects an operational capital spending level of between $135 and $145 million on an accrual basis, resulting in approximately 55% of the 2021 annual capital budget allocated to first half activity. Full year 2021 guidance has been updated below, pending the closing of the announced Delaware asset divestitures.

	Full Year 2021 Guidance
	Prior	Pending
Total production (MBoe/d)	90.0 - 92.0	89.0 - 91.0
Oil	63%	64%
NGL	18%	19%
Natural gas	19%	17%
Income statement expenses (in millions except where noted)
LOE, including workovers	$190.0 - $210.0	$185.0 - $205.0
Gathering, transportation and processing	$70.0 - $80.0	$67.5 - $77.5
Production and ad valorem taxes (% of total oil, natural gas and NGL revenues)	6.5%	6.5%
Adjusted G&A: cash component (a)	$35.0 - $45.0	$35.0 - $45.0
Adjusted G&A: non-cash component (b)	$5.0 - $15.0	$5.0 - $15.0
Cash interest expense, net	$80.0 - $90.0	$80.0 - $90.0
Estimated effective income tax rate	22%	22%
Capital expenditures (in millions, accrual basis)
Total operational capital (c)	$430.0	$430.0
Capitalized interest(d)	$95.0 - $105.0	$95.0 - $105.0
Capitalized G&A	$28.0 - $38.0	$28.0 - $38.0
Gross operated wells drilled / completed	55 - 65 / 90 - 100	55 - 65 / 90 - 100

(a)Excludes the change in fair value and amortization of share-based incentive awards and other non-recurring expenses.
(b)Amortization of equity-settled, share-based incentive awards and other non-recurring expenses.
(c)Includes drilling, completions, facilities, and equipment, but excludes land, seismic, and capitalized expenses.
(d)Capitalized interest includes both cash and non-cash capitalized items.

Hedge Portfolio Summary
As of April 30, 2021, Callon had the following outstanding oil, natural gas and NGL derivative contracts:

	For the Remainder		For the Full Year
Oil contracts (WTI)	of 2021(a)		of 2022(a)
Swap contracts
Total volume (Bbls)	1,832,000		225,000
Weighted average price per Bbl	$43.24		$60.00
Collar contracts
Total volume (Bbls)	8,298,800		2,032,500
Weighted average price per Bbl
Ceiling (short call)	$48.30		$61.11
Floor (long put)	$40.24		$47.22
Short call contracts
Total volume (Bbls)	2,432,480	(b)	—
Weighted average price per Bbl	$63.62		$—
Short call swaption contracts
Total volume (Bbls)	—		1,825,000	(c)
Weighted average price per Bbl	$—		$52.18

Oil contracts (Brent ICE)
Swap contracts
Total volume (Bbls)	221,300	(d)	—
Weighted average price per Bbl	$37.35		$—
Collar contracts
Total volume (Bbls)	550,000		—
Weighted average price per Bbl
Ceiling (short call)	$50.00		$—
Floor (long put)	$45.00		$—

Oil contracts (Midland basis differential)
Swap contracts
Total volume (Bbls)	2,171,900		—
Weighted average price per Bbl	$0.24		$—

Oil contracts (Argus Houston MEH)
Collar contracts
Total volume (Bbls)	409,500		452,500
Weighted average price per Bbl
Ceiling (short call)	$47.00		$63.15
Floor (long put)	$41.00		$51.25

(a)    The Company has approximately $15.0 million of deferred premiums, of which $12.1 million are associated with contracts that will settle in 2021 and $2.9 million for contracts that will settle in 2022.
(b)    Premiums from the sale of call options were used to increase the fixed price of certain simultaneously executed price swaps and three-way collars.
(c)    The short call swaption contracts have an exercise expiration date of December 31, 2021.
(d)    In February 2021, the Company entered into certain offsetting ICE Brent swaps to reduce its exposure to rising oil prices. Those offsetting swaps resulted in a locked-in loss of approximately $2.9 million, of which $1.6 million will be settled in the third quarter of 2021 with the remaining $1.3 million to be settled in the fourth quarter of 2021.

	For the Remainder		For the Full Year
Natural gas contracts (Henry Hub)	of 2021		of 2022
Swap contracts
Total volume (MMBtu)	11,123,000		—
Weighted average price per MMBtu	$2.60		$—
Collar contracts
Total volume (MMBtu)	5,500,000		2,700,000
Weighted average price per MMBtu
Ceiling (short call)	$2.80		$3.75
Floor (long put)	$2.50		$2.77
Short call contracts
Total volume (MMBtu)	5,500,000	(a)	—
Weighted average price per MMBtu	$3.09		$—

Natural gas contracts (Waha basis differential)
Swap contracts
Total volume (MMBtu)	12,375,000		5,475,000
Weighted average price per MMBtu	($0.42)		($0.21)

(a)    Premiums from the sale of call options were used to increase the fixed price of certain simultaneously executed price swaps and three-way collars.

	For the Remainder	For the Full Year
NGL contracts (OPIS Mont Belvieu Purity Ethane)	of 2021	of 2022
Swap contracts
Total volume (Bbls)	1,375,000	—
Weighted average price per Bbl	$7.62	$—

Operating and Financial Results
The following table presents summary information for the periods indicated:

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Total production
Oil (MBbls)
Permian	3,088	3,445	3,594
Eagle Ford	1,593	1,980	2,253
Total oil (MBbls)	4,681	5,425	5,847

Natural gas (MMcf)
Permian	6,208	7,474	8,009
Eagle Ford	1,627	2,264	1,784
Total natural gas (MMcf)	7,835	9,738	9,793

NGLs (MBbls)
Permian	1,075	1,331	1,368
Eagle Ford	224	353	339
Total NGLs (MBbls)	1,299	1,684	1,707

Total production (MBoe)
Permian	5,198	6,022	6,297
Eagle Ford	2,088	2,710	2,889
Total barrels of oil equivalent (MBoe)	7,286	8,732	9,186

Total daily production (Boe/d)
Permian	57,758	65,459	69,203
Eagle Ford	23,199	29,455	31,752
Total barrels of oil equivalent (Boe/d)	80,957	94,914	100,955
Oil as % of total daily production	64%	62%	64%

Average realized sales price (excluding impact of settled derivatives)
Oil (per Bbl)
Permian	$56.66	$41.02	$45.61
Eagle Ford	57.80	41.12	45.21
Total oil (per Bbl)	$57.05	$41.06	$45.45

Natural gas (per Mcf)
Permian	$3.11	$1.68	$0.33
Eagle Ford	3.03	2.65	1.88
Total natural gas (per Mcf)	$3.09	$1.91	$0.62

NGLs (per Bbl)
Permian	$22.68	$15.00	$11.02
Eagle Ford	22.24	16.16	9.00
Total NGLs (per Bbl)	$22.60	$15.24	$10.62

Average realized sales price (per Boe)
Permian	$42.06	$28.87	$28.85
Eagle Ford	48.85	34.36	37.48
Total average realized sales price (per Boe)	$44.01	$30.57	$31.56

Average realized sales price (including impact of settled derivatives)
Oil (per Bbl)	$44.33	$39.62	$48.90
Natural gas (per Mcf)	2.88	1.89	1.13
NGLs (per Bbl)	21.77	15.24	10.62
Total average realized sales price (per Boe)	$35.46	$29.66	$34.30

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Revenues (in thousands)(a)
Oil
Permian	$174,967	$141,320	$163,906
Eagle Ford	92,078	81,413	101,861
Total oil	$267,045	$222,733	$265,767

Natural gas
Permian	$19,290	$12,560	$2,675
Eagle Ford	4,930	6,001	3,354
Total natural gas	$24,220	$18,561	$6,029

NGLs
Permian	$24,376	$19,964	$15,072
Eagle Ford	4,981	5,704	3,051
Total NGLs	$29,357	$25,668	$18,123

Total revenues
Permian	$218,633	$173,844	$181,653
Eagle Ford	101,989	93,118	108,266
Total revenues	$320,622	$266,962	$289,919

Additional per Boe data
Sales price (b)
Permian	$42.06	$28.87	$28.85
Eagle Ford	48.85	34.36	37.48
Total sales price	$44.01	$30.57	$31.56

Lease operating
Permian	$4.31	$4.43	$5.00
Eagle Ford	8.65	6.77	7.24
Total lease operating	$5.55	$5.15	$5.70

Production and ad valorem taxes
Permian	$2.32	$1.71	$1.99
Eagle Ford	3.07	2.29	2.47
Total production and ad valorem taxes	$2.53	$1.89	$2.14

Gathering, transportation and processing
Permian	$2.54	$2.42	$1.87
Eagle Ford	2.29	2.25	0.89
Total gathering, transportation and processing	$2.47	$2.37	$1.57

Operating margin
Permian	$32.89	$20.31	$19.99
Eagle Ford	34.84	23.05	26.88
Total operating margin	$33.46	$21.16	$22.15

Depreciation, depletion and amortization	$9.74	$11.00	$14.31
General and administrative	$2.31	$1.22	$0.91
Adjusted G&A [1]
Cash component (c)	$1.26	$0.86	$1.20
Non-cash component	$0.23	$0.07	$0.41

(a)Excludes sales of oil and gas purchased from third parties.
(b)Excludes the impact of settled derivatives.
(c)Excludes the change in fair value and amortization of share-based incentive awards and other non-recurring expenses.

Revenue. For the quarter ended March 31, 2021, Callon reported revenue of $320.6 million, which excluded revenue from sales of commodities purchased from a third party of $39.3 million. Revenues including the gain or loss from the settlement of derivative contracts (“Adjusted Total Revenue”1) were $258.3 million, reflecting the impact of a $62.3 million loss from the settlement of derivative contracts. Average daily production for the quarter was 81.0 MBoe/d, compared to average daily production of 94.9 MBoe/d in the fourth quarter of 2020. Average realized prices, including and excluding the effects of hedging, are detailed above.
Commodity Derivatives. For the quarter ended March 31, 2021, the net loss on commodity derivative contracts includes the following (in thousands):

Three Months Ended March 31, 2021
Loss on oil derivatives	$149,561
Loss on natural gas derivatives	2,697
Loss on NGL derivatives	1,138
Loss on commodity derivative contracts	$153,396
For the quarter ended March 31, 2021, the cash paid for commodity derivative settlements includes the following (in thousands):

Three Months Ended March 31, 2021
Cash paid on oil derivatives	($39,947)
Cash paid on natural gas derivatives	(1,369)
Cash paid on NGL derivatives	(846)
Cash paid for commodity derivative settlements, net	($42,162)
Lease Operating Expenses, including workover (“LOE”). LOE per Boe for the three months ended March 31, 2021 was $5.55 per Boe, compared to LOE of $5.15 per Boe in the fourth quarter of 2020. The increase in LOE per Boe was primarily due to increased workover costs as well as the distribution of fixed costs spread over lower production volumes.
Production and Ad Valorem Taxes. Production and ad valorem taxes were $2.53 per Boe for the three months ended March 31, 2021, representing approximately 5.8% of revenue excluding revenue from sales of commodities purchased from a third-party and before the impact of derivative settlements.
Gathering, Transportation and Processing. Gathering, transportation and processing for the three months ended March 31, 2021 was $18.0 million as compared to $20.7 million in the fourth quarter of 2020. This decrease is primarily related to the 17% decrease in production volumes between the two periods.
Depreciation, Depletion and Amortization (“DD&A”). DD&A for the three months ended March 31, 2021 was $9.74 per Boe compared to $11.00 per Boe in the fourth quarter of 2020. The decrease in DD&A was primarily driven by the impairment of evaluated oil and gas properties recognized in the fourth quarter of 2020.
General and Administrative Expense (“G&A”). G&A for the three months ended March 31, 2021 and December 31, 2020 was $16.8 million, or $2.31 per Boe, and $10.6 million, or $1.22 per Boe, respectively. G&A, excluding certain non-cash incentive share-based compensation valuation adjustments, (“Adjusted G&A” 1) was $10.9 million, or $1.49 per Boe, for the three months ended March 31, 2021 compared to $8.1 million, or $0.93 per Boe, for the fourth quarter of 2020. The cash component of Adjusted G&A increased to $9.2 million, or $1.26 per Boe, for the three months ended March 31, 2021 compared to $7.5 million, or $0.86 per Boe, for the fourth quarter of 2020 primarily as a result of additional personnel costs.
The following table reconciles total G&A to Adjusted G&A - cash component and full cash G&A (in thousands):

	Three Months Ended
	March 31, 2021	December 31, 2020
Total G&A	$16,799	$10,614
Change in the fair value of liability share-based awards (non-cash)	(5,943)	(2,500)
Adjusted G&A – total	10,856	8,114
Equity-settled, share-based compensation (non-cash) and other non-recurring expenses	(1,665)	(580)
Adjusted G&A – cash component	$9,191	$7,534

Capitalized cash G&A	$6,913	$6,465
Full cash G&A	$16,104	$13,999
Income Tax. Callon provides for income taxes at the statutory rate of 21% adjusted for permanent differences expected to be realized. We recorded an income tax benefit of $0.9 million for the three months ended March 31, 2021, compared to income tax expense of

$6.8 million for the three months ended December 31, 2020. The income tax benefit during the first quarter of 2021 was due to the valuation allowance against our deferred tax assets while the income tax expense in the fourth quarter of 2020 was due to an increase in the deferred tax assets acquired in the Carrizo Acquisition due to the filing of the final tax returns in the fourth quarter of 2020 which provided the underlying tax basis of Carrizo’s assets and liabilities and the subsequent valuation allowance against those deferred tax assets.
Adjusted EBITDA. Adjusted EBITDA for the first quarter of 2021 was $170.6 million as compared to $167.8 million for the fourth quarter of 2020. The increase in adjusted EBITDA from the fourth quarter of 2020 was primarily due to an increase in revenues partially offset by increased payments associated with our commodity derivative settlements.
Adjusted Income and Adjusted EBITDA. The Company reported net loss of $80.4 million, for the three months ended March 31, 2021, or $1.89 per diluted share, and adjusted income of $70.0 million, or $1.49 per diluted share. The following tables reconcile the Company’s net income (loss) to adjusted income, and the Company’s net income (loss) to adjusted EBITDA:

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
	(In thousands, except per share data)
Net income (loss)	($80,407)	($505,071)	$216,565
(Gain) loss on derivative contracts	214,523	125,739	(251,969)
Gain (loss) on commodity derivative settlements, net	(62,280)	(7,938)	25,126
Non-cash stock-based compensation expense (benefit)	7,608	2,968	(2,972)
Impairment of evaluated oil and gas properties	—	585,767	—
Merger and integration expense	—	2,120	15,830
Other (income) expense	(3,306)	5,328	(1,029)
Gain on extinguishment of debt	—	(170,370)	—
Tax effect on adjustments above(a)	(32,874)	(114,159)	45,153
Change in valuation allowance	26,724	118,388	—
Adjusted income	$69,988	$42,772	$46,704
Adjusted income per diluted share	$1.49	$1.00	$1.18

Basic WASO(b)	42,590	39,752	39,667
Diluted WASO (GAAP)(b)	42,590	39,752	39,684
Effect of potentially dilutive instruments(b)	4,354	2,892	—
Adjusted Diluted WASO(b)	46,944	42,644	39,684
(a) Calculated using the federal statutory rate of 21%.
(b) All share and per share amounts have been retroactively adjusted for the Company’s 1-for-10 reverse stock split effective August 7, 2020.

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
	(In thousands)
Net income (loss)	($80,407)	($505,071)	$216,565
(Gain) loss on derivative contracts	214,523	125,739	(251,969)
Gain (loss) on commodity derivative settlements, net	(62,280)	(7,938)	25,126
Non-cash stock-based compensation expense (benefit)	7,608	2,968	(2,972)
Impairment of evaluated oil and gas properties	—	585,767	—
Merger and integration expense	—	2,120	15,830
Other (income) expense	(3,306)	5,328	(1,029)
Income tax (benefit) expense	(921)	6,755	64,048
Interest expense	24,416	26,486	20,478
Depreciation, depletion and amortization	70,987	96,037	131,463
Gain on extinguishment of debt	—	(170,370)	—
Adjusted EBITDA	$170,620	$167,821	$217,540

Adjusted Free Cash Flow. Adjusted free cash flow for the three months ended March 31, 2021 was $24.2 million. The following table reconciles the Company’s net cash provided by operating activities to adjusted EBITDA and adjusted free cash flow:

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
	(In thousands)
Net cash provided by operating activities	$137,665	$134,578	$191,695
Changes in working capital and other	30,913	12,011	(32,569)
Change in accrued hedge settlements	(20,117)	(5,055)	22,513
Cash interest expense, net	22,159	24,167	20,071
Merger and integration expense	—	2,120	15,830
Adjusted EBITDA	170,620	167,821	217,540
Less: Operational capital expenditures (accrual)	95,545	87,488	277,640
Less: Capitalized interest	21,817	23,015	23,985
Less: Interest expense, net of capitalized amounts	22,159	26,486	20,478
Less: Capitalized cash G&A	6,913	6,465	7,371
Adjusted free cash flow (a)	$24,186	$24,367	($111,934)
(a) Effective January 1, 2021, non-cash interest expense amounts consisting primarily of amortization of debt issuance costs, premiums, and discounts associated with our long-term debt are excluded from our calculation of adjusted free cash flow.

Adjusted Discretionary Cash Flow. For the three months ended March 31, 2021, net cash provided by operating activities was $137.7 million and adjusted discretionary cash flow was $174.0 million. The reconciliation of net cash provided by operating activities to adjusted discretionary cash flow is presented in the following table:

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
	(In thousands)
Cash flows from operating activities:
Net income (loss)	($80,407)	($505,071)	$216,565
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation, depletion and amortization	70,987	96,037	131,463
Impairment of evaluated oil and gas properties	—	585,767	—
Amortization of non-cash debt related items	2,256	2,319	407
Deferred income tax expense	—	3,308	64,048
(Gain) loss on derivative contracts	214,523	125,739	(251,969)
Cash (paid) received for commodity derivative settlements, net	(42,162)	(2,884)	2,613
Non-cash stock-based compensation expense (benefit)	7,608	2,968	(2,972)
Non-cash loss on early extinguishment of debt	—	(170,370)	—
Merger and integration expense	—	2,120	15,830
Other, net	1,217	1,347	890
Adjusted discretionary cash flow	$174,022	$141,280	$176,875
Changes in working capital	(36,357)	(4,582)	30,650
Merger and integration expense	—	(2,120)	(15,830)
Net cash provided by operating activities	$137,665	$134,578	$191,695

Adjusted Total Revenue. Adjusted total revenue for the three months ended March 31, 2021 was $258.3 million and is reconciled to total operating revenues, which excludes revenue from sales of commodities purchased from a third party, in the following table:

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
	(In thousands)
Operating revenues
Oil	$267,045	$222,733	$265,767
Natural gas	24,220	18,561	6,029
NGLs	29,357	25,668	18,123
Total operating revenues	$320,622	$266,962	$289,919
Impact of settled derivatives	(62,280)	(7,938)	25,126
Adjusted total revenue	$258,342	$259,024	$315,045

Callon Petroleum Company
Consolidated Balance Sheets
(In thousands, except par and per share data)
(Unaudited)

	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$24,350	$20,236
Accounts receivable, net	179,127	133,109
Other current assets	32,878	25,024
Total current assets	236,355	178,369
Oil and natural gas properties, full cost accounting method:
Evaluated properties, net	2,394,339	2,355,710
Unevaluated properties	1,754,768	1,733,250
Total oil and natural gas properties, net	4,149,107	4,088,960
Other property and equipment, net	31,435	31,640
Deferred financing costs	22,177	23,643
Other assets, net	37,792	40,256
Total assets	$4,476,866	$4,362,868
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$374,749	$341,519
Fair value of derivatives	224,446	97,060
Other current liabilities	72,854	58,529
Total current liabilities	672,049	497,108
Long-term debt	2,937,239	2,969,264
Asset retirement obligations	55,935	57,209
Fair value of derivatives	1,400	88,046
Other long-term liabilities	42,221	40,239
Total liabilities	3,708,844	3,651,866
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 52,500,000 shares authorized; 46,156,854 and 39,758,817 shares outstanding, respectively	462	398
Capital in excess of par value	3,360,322	3,222,959
Accumulated deficit	(2,592,762)	(2,512,355)
Total stockholders’ equity	768,022	711,002
Total liabilities and stockholders’ equity	$4,476,866	$4,362,868

Callon Petroleum Company
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Operating Revenues:
Oil	$267,045	$265,767
Natural gas	24,220	6,029
Natural gas liquids	29,357	18,123
Sales of purchased oil and gas	39,259	—
Total operating revenues	359,881	289,919
Operating Expenses:
Lease operating	40,453	52,383
Production and ad valorem taxes	18,439	19,680
Gathering, transportation and processing	17,981	14,378
Cost of purchased oil and gas	40,917	—
Depreciation, depletion and amortization	70,987	131,463
General and administrative	16,799	8,325
Merger and integration	—	15,830
Other operating	929	—
Total operating expenses	206,505	242,059
Income From Operations	153,376	47,860

Other (Income) Expenses:
Interest expense, net of capitalized amounts	24,416	20,478
(Gain) loss on derivative contracts	214,523	(251,969)
Other (income) expense	(4,235)	(1,262)
Total other (income) expense	234,704	(232,753)

Income (Loss) Before Income Taxes	(81,328)	280,613
Income tax benefit (expense)	921	(64,048)
Net Income (Loss)	(80,407)	216,565

Net Income (Loss) Per Common Share (a):
Basic	($1.89)	$5.46
Diluted	($1.89)	$5.46
Weighted Average Common Shares Outstanding (a):
Basic	42,590	39,667
Diluted	42,590	39,684

(a)    All share and per share amounts have been retroactively adjusted for the Company’s 1-for-10 reverse stock split effective August 7, 2020.

Callon Petroleum Company
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	($80,407)	$216,565
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	70,987	131,463
Amortization of non-cash debt related items, net	2,256	407
Deferred income tax expense	—	64,048
(Gain) loss on derivative contracts	214,523	(251,969)
Cash received (paid) for commodity derivative settlements, net	(42,162)	2,613
Non-cash expense related to share-based awards	7,608	(2,972)
Other, net	1,217	136
Changes in current assets and liabilities:
Accounts receivable	(45,683)	115,873
Other current assets	(2,856)	(781)
Accounts payable and accrued liabilities	12,182	(83,688)
Net cash provided by operating activities	137,665	191,695
Cash flows from investing activities:
Capital expenditures	(101,341)	(213,459)
Acquisition of oil and gas properties	(768)	(10,989)
Proceeds from sale of assets	—	10,240
Cash paid for settlements of contingent consideration arrangements, net	—	(40,000)
Other, net	3,595	(158)
Net cash used in investing activities	(98,514)	(254,366)
Cash flows from financing activities:
Borrowings on Credit Facility	303,000	4,291,000
Payments on Credit Facility	(338,000)	(4,226,000)
Other, net	(37)	(870)
Net cash provided by (used in) financing activities	(35,037)	64,130
Net change in cash and cash equivalents	4,114	1,459
Balance, beginning of period	20,236	13,341
Balance, end of period	$24,350	$14,800

Non-GAAP Financial Measures
This news release refers to non-GAAP financial measures such as “adjusted free cash flow,” “adjusted discretionary cash flow,” “adjusted G&A,” “full cash G&A,” “adjusted income,” “adjusted income per diluted share,” “adjusted EBITDA,” and “adjusted total revenue.” These measures, detailed below, are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our filings with the U.S. Securities and Exchange Commission (the “SEC”) and posted on our website.
•Adjusted free cash flow is a supplemental non-GAAP measure that is defined by the Company as adjusted EBITDA less operational capital, cash capitalized interest, net cash interest expense and capitalized cash G&A (which excludes capitalized expense related to share-based awards). We believe adjusted free cash flow is a comparable metric against other companies in the industry and is a widely accepted financial indicator of an oil and natural gas company’s ability to generate cash for the use of internally funding their capital development program and to service or incur debt. Adjusted free cash flow is not a measure of a company’s financial performance under GAAP and should not be considered as an alternative to net cash provided by operating activities, or as a measure of liquidity, or as an alternative to net income (loss).
•Adjusted discretionary cash flow is a supplemental non-GAAP measure that Callon believes is a comparable metric against other companies in the industry and is a widely accepted financial indicator of an oil and natural gas company’s ability to generate cash for the use of internally funding their capital development program and to service or incur debt. Adjusted discretionary cash flow is defined by Callon as net cash provided by operating activities before changes in working capital and merger and integration expenses. Callon has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements, which the Company may not control and the cash flow effect may not be reflected the period in which the operating activities occurred. Adjusted discretionary cash flow is not a measure of a company’s financial performance under GAAP and should not be considered as an alternative to net cash provided by operating activities, or as a measure of liquidity, or as an alternative to net income (loss).
•Adjusted G&A is a supplemental non-GAAP financial measure that excludes certain non-cash incentive share-based compensation valuation adjustments. Callon believes that the non-GAAP measure of adjusted G&A is useful to investors because it provides a meaningful measure of our recurring G&A expense and provides for greater comparability period-over-period.
•Full cash G&A is a supplemental non-GAAP financial measure that Callon defines as adjusted G&A – cash component plus capitalized G&A excluding capitalized expense related to share-based awards. Callon believes that the non-GAAP measure of full cash G&A is useful because it provides users with a meaningful measure of our total recurring cash G&A costs, whether expensed or capitalized, and provides for greater comparability on a period-over-period basis.
•Adjusted income and adjusted income per diluted share are supplemental non-GAAP measures that Callon believes are useful to investors because they provide readers with a meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. These measures exclude the net of tax effects of these items and non-cash valuation adjustments, which are detailed in the reconciliation provided. Adjusted income and adjusted income per diluted share are not measures of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss), or other income data prepared in accordance with GAAP. However, the Company believes that adjusted income and adjusted income per diluted share provide additional information with respect to our performance. Because adjusted income and adjusted income per diluted share exclude some, but not all, items that affect net income (loss) and may vary among companies, the adjusted income and adjusted income per diluted share presented above may not be comparable to similarly titled measures of other companies.
•Adjusted diluted weighted average common shares outstanding (“Adjusted Diluted WASO”) is a non-GAAP financial measure which includes the effect of potentially dilutive instruments that, under certain circumstances described below, are excluded from diluted weighted average common shares outstanding (“Diluted WASO”), the most directly comparable GAAP financial measure. When a net loss exists, all potentially dilutive instruments are anti-dilutive to the net loss per common share and therefore excluded from the computation of Diluted WASO. The effect of potentially dilutive instruments are included in the computation of Adjusted Diluted WASO for purposes of computing adjusted income per diluted share.
•Callon calculates adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit), depreciation, depletion and amortization, (gains) losses on derivative instruments excluding net settled derivative instruments, impairment of evaluated oil and gas properties, non-cash stock-based compensation expense, merger and integration expense, (gain) loss on extinguishment of debt, and other operating expenses. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with GAAP. However, the Company believes that adjusted EBITDA provides additional information with respect to our performance or ability to meet our future debt service, capital expenditures and working capital requirements. Because adjusted EBITDA excludes some, but not all, items that affect net income (loss) and may vary among companies, the adjusted EBITDA presented above may not be comparable to similarly titled measures of other companies.
•Callon believes that the non-GAAP measure of adjusted total revenue (which is revenue including the gain or loss from the settlement of derivative contracts) is useful to investors because it provides readers with a revenue value more comparable to other companies who engage in price risk management activities through the use of commodity derivative instruments and reflects the results of derivative settlements with expected cash flow impacts within total revenues. See the reconciliation provided above for further details.
Earnings Call Information
The Company will host a conference call on Thursday, May 6, 2021, to discuss first quarter 2021 financial and operating results, 2021 outlook, and current corporate strategy and initiatives.
Please join Callon Petroleum Company via the Internet for a webcast of the conference call:
Date/Time:     Thursday, May 6, 2021, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time)
Webcast:     Select “News and Events” under the “Investors” section of the Company’s website: www.callon.com.
An archive of the conference call webcast will also be available at www.callon.com under the “Investors” section of the website.
About Callon Petroleum Company
Callon Petroleum Company is an independent oil and natural gas company focused on the acquisition, exploration and development of high-quality assets in the leading oil plays of South and West Texas.
Cautionary Statement Regarding Forward-Looking Information
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding wells anticipated to be drilled and placed on production; future levels of development activity and associated production, capital expenditures and cash flow expectations; the Company’s 2021 production expense guidance and capital expenditure guidance; estimated reserve quantities and the present value thereof; and the implementation of the Company’s business plans and strategy, as well as statements including the words “believe,” “expect,” “plans,” “may,” “will,” “should,” “could,” and words of similar meaning. These statements reflect the Company’s current views with respect to future events and financial performance based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the volatility of oil and natural gas prices; changes in the supply of and demand for oil and natural gas, including as a result of the COVID-19 pandemic and various governmental actions taken to mitigate its impact or actions by, or disputes among members of OPEC and other oil and natural gas producing countries, such as Russia, with respect to production levels or other matters related to the price of oil; our ability to drill and complete wells; operational, regulatory and environment risks; the cost and availability of equipment and labor; our ability to finance our activities; and other risks more fully discussed in our filings with the SEC, including our most recent Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q, available on our website or the SEC’s website at www.sec.gov.
Contact Information
Mark Brewer
Director of Investor Relations
Callon Petroleum Company
ir@callon.com
(281) 589-5200

1) See “Non-GAAP Financial Measures” included within this release for related disclosures.